Exhibit 10.1

Date: September 6, 2017

Board of Directors

Consumer Capital Group, Inc.

136-82 39th Ave, 4th Floor, Unit B

Flushing, New York

Resignation as Director

Dear Board of Directors,

I hereby tender my resignation as Director of Consumer Capital Group, Inc., effective September 6, 2017. My resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

/s/ Dong Yao
Dong Yao